Exhibit 99.1

Georgia Gulf Reports Third-Quarter 2012 Financial Results

ATLANTA — November 6, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for the quarter ended September 30, 2012.

The company reported net sales of $813.5 million for the third quarter of 2012, 12 percent lower than the net sales of $929.6 million reported for the third quarter of 2011.  Georgia Gulf reported net income of $39.3 million, or $1.12 per diluted share, for the third quarter of 2012, compared to net income of $34.4 million, or $0.99 per diluted share, for the third quarter of the previous year.  Net income for the third quarter of 2012 includes $14.8 million of pre-tax expense from transaction related costs, restructuring, and other expenses, a $1.1 million release of tax reserves related to the Royal Group prior to its acquisition by Georgia Gulf in 2006, and a $1.9 million pre-tax gain on sale of assets. Net income for the third quarter of 2011 includes an $8.1 million release of tax reserves related to the Royal Group prior to its acquisition by Georgia Gulf in 2006.  Excluding these items, adjusted net income was $48.4 million, or $1.38 per diluted share for the third quarter of 2012 compared to adjusted net income of $26.3 million, or $0.75 per diluted share for the third quarter of 2011.

“We are very pleased with the results for the third quarter as the performance, when combined with the first two quarters, exceeded our expectations in all business segments for the first nine months of the year,” said Paul Carrico, president and chief executive officer. “I would like to express my congratulations and thanks to all the employees that made this happen by their dedicated efforts, particularly in the areas of safety, operations and superior customer service.

“Going forward, we believe low-cost natural gas in North America will remain globally advantaged as a source of energy.  We expect this to place the Gulf Coast chlorovinyls producers in a strong position to supply domestic and export customers,” Carrico said.  “We believe our pending merger with PPG’s commodity chemicals business will create a chemicals and building products leader that is well positioned to benefit from this cost advantage and expanding global demand for our products.”

Chlorovinyls

In the Chlorovinyls segment, third quarter 2012 net sales were $329.1 million compared to $347.2 million during the third quarter of 2011. The decline in net sales was driven by lower vinyl resin sales prices, partially offset by higher vinyl resin sales volumes and higher caustic prices.  The segment posted operating income of $73.8 million in the third quarter of 2012, compared to operating income of $46.3 million for the same quarter in the prior year.   The $27.5 million increase in operating income was primarily due to lower feedstock costs, higher vinyl resin sales volumes and higher caustic sales prices, partially offset by lower vinyl resin sales prices.

Building Products

In the Building Products segment, net sales were $246.2 million for the third quarter of 2012, compared to $262.5 million recorded for the same quarter in the prior year.  Net sales for the third quarter of 2011 include $4.6 million of sales from the fence product line that was discontinued in March 2012.  The net sales decrease was driven by lower sales volume in the U.S. and the discontinued fence product line, partially offset by increased Canadian sales volume.  On a constant currency basis and excluding the sales from the discontinued fence product line, net sales decreased 4 percent.  The segment’s operating income was $14.7 million for the third quarter of 2012, compared to $14.3 million of operating income during the same quarter of the prior year.  The increase in operating income was due to lower raw materials costs, partially offset by higher selling, general and administrative costs.

Aromatics

In the Aromatics segment, net sales decreased to $238.2 million for the third quarter of 2012 from $319.9 million during the third quarter of 2011, due primarily to lower export sales volumes for phenol and acetone and lower sales prices for cumene, phenol and acetone, partially offset by higher cumene sales volumes.  During the third quarter of 2012, the segment recorded operating income of $11.1 million, compared to operating income of $1.7 million during the same quarter in 2011. The increase in operating income was primarily due to a small inventory holding gain in the third quarter of 2012 compared to a large inventory holding loss in the third quarter of 2011, partially offset by lower sales volumes.

Liquidity and Debt Reduction

As of September 30, 2012, the company had $118.5 million of cash on hand as well as approximately $288 million of borrowing capacity available under its asset-based loan (ABL) facility.

As previously disclosed, on October 12 Georgia Gulf redeemed $50 million of face value of its 9 percent senior secured notes due in 2017.  Since the company’s restructuring in July 2009, it has repaid approximately $220 million of debt.

Update on announced Merger with PPG’s Commodity Chemicals Business

On July 19, 2012, PPG Industries, Inc. (“PPG”) and Georgia Gulf announced that the boards of directors of both companies had approved definitive agreements under which PPG will separate its commodity chemicals business and then merge it with Georgia Gulf.

The terms of the transaction call for PPG to form a new company by separating its commodity chemicals business through a spinoff or split off, and then immediately merging the business with Georgia Gulf or a Georgia Gulf subsidiary in a Reverse Morris Trust transaction.  The merger will result in PPG shareholders receiving approximately 50.5 percent of the shares of the merged company (“The Newly Merged Company”), with existing Georgia Gulf shareholders owning approximately 49.5 percent of The Newly Merged Company.

Additionally, The Newly Merged Company will assume approximately $95 million of debt, about $87 million of non-controlling interest, and related environmental liabilities, pension assets and liabilities and other post-employment benefits obligations from PPG.

The transaction is subject to approval by Georgia Gulf shareholders and customary closing conditions, relevant tax authority rulings and regulatory approvals and is expected to be completed by early 2013.  As of November 6, 2012, the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act had expired, and the company had received a no-action letter from the Canadian Competition Bureau, together with a waiver of the notification and waiting period requirements in respect to the merger.

Conference Call

The company will discuss third-quarter financial results and business developments via conference call and webcast on Wednesday, November 7, at 10:00 a.m. Eastern time.  To access the company’s third-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international).  A webcast of the conference call is available on the company’s website, www.ggc.com.   Playbacks will be available from 1:00 p.m. Eastern time on Wednesday, November 7, until 11:59 p.m. Eastern time on Wednesday, November 21. Playback numbers are (855) 859-2056 (domestic) or (706) 679-9856 (international). The conference call ID number is 47846886.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Use of Non-GAAP Measures

Georgia Gulf supplemented the financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and shown in this press release with adjusted net income because investors commonly use adjusted net income as a main component of valuation analysis of cyclical companies such as Georgia Gulf.  Adjusted net income is not a measurement of financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) as a measure of performance.  In addition, our calculation of adjusted net income may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of net income (loss) determined in accordance with U.S. GAAP to Adjusted net income is provided in the table below:

(in millions)	3Q 2012	3Q 2011

Net Income	$39.3	$34.4

a) Gain on sale of assets	(1.9)	—

b) Transaction related costs, restructuring and other, net	14.8	—

c)Tax impact of above items a) & b)	(2.7)	—

d) Release of tax reserves related to Royal Group prior to its acquisition by Georgia Gulf	(1.1)	(8.1)

Adjusted Net Income	$48.4	$26.3

(Note: table above may not foot due to rounding)

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future.  Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “would” or “could” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions, or events, including with respect to the proposed separation of PPG’s commodity chemicals business from PPG and the merger of the PPG commodity chemicals business and Georgia Gulf (the “Transaction”), generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Transaction, and the expected timing of completion of the Transaction, and Georgia Gulf’s anticipated future financial and operating performance and results, including its respective estimates for growth. These statements are based on the current expectations of the management of Georgia Gulf. There are a number of risks and uncertainties that could cause Georgia Gulf’s actual results to differ materially from the forward-looking statements included in this communication. These risks and uncertainties include risks relating to (i)  Georgia Gulf’s ability  to obtain requisite shareholder approval to complete the Transaction, (ii)  PPG being unable to obtain necessary tax authority and other regulatory approvals required to complete the Transaction, or such required approvals delaying the Transaction or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transaction, (iii) other conditions to the closing of the Transaction not being satisfied, (iv) a material adverse change, event or occurrence affecting Georgia Gulf or the PPG commodity chemicals business prior to the closing of the Transaction delaying the Transaction or causing the companies to abandon the Transaction, (v) problems arising in successfully integrating the businesses of the PPG commodity chemicals business and Georgia Gulf, which may result in the combined company not operating as effectively and efficiently as expected, (vi) the possibility that the Transaction may involve other unexpected costs, liabilities or delays, (vii)  the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the Transaction, (viii) disruptions from the Transaction harming relationships with customers, employees or suppliers, and (ix) uncertainties regarding future prices, industry capacity levels and demand for Georgia Gulf’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Georgia Gulf’s businesses or manufacture its products before or after the Transaction, Georgia Gulf’s ability to generate sufficient cash flows from its business before and after the Transaction, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this communication may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Georgia Gulf’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Georgia Gulf and its business, see Georgia Gulf’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent filings with the Securities and Exchange Commission (the “SEC”). As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Georgia Gulf does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

Additional Information and Where to Find it

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of Georgia Gulf, and no offer or sale of such securities will be made in any jurisdiction where it would be unlawful to do so.  In connection with the Transaction, Georgia Gulf has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A and a registration statement on Form S-4 relating to the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE PROSPECTUS FORMING PART OF THE REGISTRATION STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GEORGIA GULF, PPG’S COMMODITY CHEMICALS BUSINESS AND THE TRANSACTION. Investors and security holders will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement and proxy statement may be obtained free of charge by accessing Georgia Gulf’s website at www.GGC.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link, or upon written request to Georgia Gulf at 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by Georgia Gulf with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Georgia Gulf, PPG, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the Transaction under the rules of the SEC. Information regarding Georgia Gulf’s directors and executive officers is available in its 2011 Annual Report on Form 10-K filed with the SEC on February 24, 2012, and in its definitive proxy statement filed with the SEC on April 16, 2012, in connection with its 2012 annual meeting of stockholders. Information regarding PPG directors and executive officers is available in its 2011 Annual Report on Form 10-K filed with the SEC on February 16, 2012, and in its definitive proxy statement filed with the SEC on March 8, 2012, in connection with its 2012 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise is contained in the registration statement and the prospectus that is a part thereof and the proxy statement and other relevant materials filed with the SEC.

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$118,469	$88,575
Receivables, net of allowance for doubtful accounts of $4,066 at 2012 and $4,225 at 2011	389,018	256,749
Inventories	297,544	287,554
Prepaid expenses and other	11,092	15,750
Deferred income taxes	17,367	14,989
Total current assets	833,490	663,617
Property, plant and equipment, net	636,832	640,900
Goodwill	218,676	213,608
Intangible assets, net	44,292	46,715
Deferred income taxes	4,145	3,770
Other assets, net	63,596	75,601
Total assets	$1,801,031	$1,644,211
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$49,841	$—
Accounts payable	213,433	168,187
Interest payable	9,650	20,931
Income taxes payable	14,832	1,202
Accrued compensation	33,749	19,743
Other accrued liabilities	64,356	68,825
Total current liabilities	385,861	278,888
Long-term debt	447,929	497,464
Lease financing obligation	113,773	109,899
Liability for unrecognized income tax benefits	18,755	23,711
Deferred income taxes	184,280	181,465
Other non-current liabilities	65,333	64,120
Total liabilities	1,215,931	1,155,547
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 100,000,000 shares authorized; issued and outstanding: 34,538,268 at 2012 and 34,236,402 at 2011	345	342
Additional paid-in capital	486,384	480,530
Accumulated other comprehensive loss, net of tax	(10,183)	(18,151)
Retained earnings	108,554	25,943
Total stockholders’ equity	585,100	488,664
Total liabilities and stockholders’ equity	$1,801,031	$1,644,211

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2012	2011	2012	2011
Net sales	$813,502	$929,636	$2,541,144	$2,549,284
Operating costs and expenses:
Cost of sales	673,178	831,808	2,210,515	2,292,761
Selling, general and administrative expenses	53,476	43,412	152,932	130,080
Gain on sale of assets	(1,864)	—	(19,250)	(1,150)
Transaction related costs, restructuring and other, net	14,790	1	26,370	1,027
Total operating costs and expenses	739,580	875,221	2,370,567	2,422,718
Operating income	73,922	54,415	170,577	126,566
Interest expense, net	(14,638)	(16,703)	(43,574)	(50,092)
Loss on early redemption of debt	—	—	—	(1,100)
Foreign exchange (loss) gain	(192)	160	(594)	(780)
Income before income taxes	59,092	37,872	126,409	74,594
Provision for income taxes	19,756	3,514	38,141	13,521
Net income	$39,336	$34,358	$88,268	$61,073
Earnings per share:
Basic	$1.13	$0.99	$2.54	$1.75
Diluted	$1.12	$0.99	$2.53	$1.75

Dividends declared per share of common stock	$0.08	$—	$0.16	$—

Weighted average common shares:
Basic	34,549	34,165	34,413	34,036
Diluted	34,882	34,211	34,641	34,065

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$39,336	$34,357	$88,268	$61,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,988	26,463	67,963	78,305
Loss on early redemption of debt	—	—	—	1,100
Foreign exchange (gain) loss	(556)	809	(533)	724
Deferred income taxes	(201)	(507)	(3,013)	4,686
Excess tax benefits from share- based payment arrangements	(3,196)	(3,490)	(3,301)	(3,555)
Share-based compensation	1,593	1,180	7,669	5,485
Gain on sale of assets	(1,864)	—	(19,250)	(1,150)
Other non-cash items	1,902	(3,710)	3,745	(1,328)
Change in operating assets, liabilities and other	20,690	37,541	(75,844)	(125,135)
Net cash provided by operating activities	80,692	92,643	65,704	20,205
Cash flows from investing activities:
Capital expenditures	(15,150)	(20,555)	(55,819)	(44,247)
Proceeds from sale of property, plant and equipment	1,864	174	23,579	326
Acquisition, net of cash acquired	—	252	—	(71,371)
Net cash used in investing activities	(13,286)	(20,129)	(32,240)	(115,292)
Cash flows from financing activities:
Repayments on asset based lending revolver	—	(211,921)	(183,400)	(415,567)
Borrowings on asset based lending revolver	—	138,300	183,400	452,505
Repayment of long-term debt	—	—	—	(22,917)
Fees paid related to financing activities	(625)	—	(625)	(1,480)
Excess tax benefits from share- based payment arrangements	3,196	3,490	3,301	3,555
Stock compensation plan activity	(4,724)	—	(5,096)	39
Dividends Paid	(2,778)	—	(2,778)	—
Net cash (used in) provided by financing activities	(4,931)	(70,131)	(5,198)	16,135
Effect of exchange rate changes on cash and cash equivalents	605	1,241	1,628	1,504
Net change in cash and cash equivalents	63,080	3,624	29,894	(77,448)
Cash and cash equivalents at beginning of period	55,389	41,686	88,575	122,758
Cash and cash equivalents at end of period	$118,469	$45,310	$118,469	$45,310

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(In Thousands)	2012		2011		2012		2011

Segment net sales:
Chlorovinyls	$329,101		$347,195		$998,475		$997,177
Building Products	246,214		262,535		685,826		694,195
Aromatics	238,187		319,906		856,843		857,912
Net Sales	$813,502		$929,636		$2,541,144		$2,549,284

Segment operating income (loss):
Chlorovinyls	$73,791		$46,261	(2)	$160,168	(3)	$121,826	(5)
Building Products	14,711		14,313		23,715		19,138	(6)
Aromatics	11,074		1,689		46,239		14,024
Unallocated corporate	(25,654	)(1)	(7,848)		(59,545	)(4)	(28,422)
Total operating income	$73,922		$54,415		$170,577		$126,566

(1)	Includes $13.1 million of transaction related costs
(2)	Includes $1.9 million gain on sale of asset, offset by $1.3 million restructuring charge
(3)	Includes gain on sale of assets of $19.3 million
(4)	Includes $25.1 million of transaction related costs
(5)	Includes $0.8 million reversal of non-income tax reserve and $1.2 million gain on the sale of asset
(6)	Includes $3.0 million of transaction related costs and inventory purchase accounting adjustment, offset by $3.6 million reversal of non-income tax reserve.

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